UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

Strategic Storage Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

MD	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

A letter to the stockholders of Strategic Storage Trust, Inc. (the “Registrant”) regarding the Registrant’s estimated value per share is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the SEC, and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01.	Other Events

Determination of Estimated Value Per Share

On April 2, 2012, the Registrant’s board of directors approved an estimated value per share of the Registrant’s common stock of $10.79 based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011. The Registrant is providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements.

The estimated value per share was based upon the recommendation and valuation of Strategic Storage Advisor, LLC (the “Advisor”), the Registrant’s external advisor, based on the methodologies and assumptions described further below. With regard to the valuation of its real estate properties, the Registrant engaged Cushman & Wakefield Western, Inc. (“Cushman & Wakefield”) to provide an appraisal of the Registrant’s portfolio of 91 wholly-owned self storage properties. The effective date of value was December 31, 2011 and the results of the valuation were communicated in a report dated February 1, 2012. Cushman & Wakefield conducted its valuation in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice.

Cushman & Wakefield is a third-party real estate valuation and advisory firm that does not have any direct or indirect material interest in any transaction with the Registrant or the Advisor. Cushman & Wakefield has previously, from time to time, conducted third-party appraisals on certain of the Registrant’s self storage properties pursuant to engagements by the Registrant or the Registrant’s sponsor, or on behalf of lenders who have loaned money to the Registrant secured by the Registrant’s properties. The Registrant does not believe that there are any material conflicts of interest between Cushman & Wakefield, on the one hand, and the Registrant, the Advisor and its affiliates, on the other hand. However, the Registrant has agreed to indemnify and hold harmless Cushman & Wakefield, its subsidiaries and affiliates and their respective directors, officers, employees, agents, contractors and controlling persons from and against any and all losses, claims, damages and liabilities relating to or arising out of the reference to or inclusion of Cushman & Wakefield in the related supplement to the Registrant’s prospectus.

After considering all information provided, and based on the board of directors’ extensive knowledge of the Registrant’s assets, the board of directors unanimously agreed upon the estimated value per share of $10.79, which determination is ultimately and solely the responsibility of the board of directors.

As of December 31, 2011, the Registrant’s estimated value per share was calculated as follows:

Real estate properties	$18.87
Land/Properties under development	0.53
Investments in unconsolidated joint ventures	0.35
Cash and restricted cash	0.52
Other assets	0.08
Mortgage debt	(9.22)
Other liabilities	(0.34)
Estimated enterprise value premium	None Assumed

Total estimated value per share	$10.79

Methodology and Key Assumptions

In determining an estimated value per share, the board of directors considered information and analyses, including the appraisal report of Cushman & Wakefield and information provided by the Advisor. The Registrant’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the board of directors deems to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies and assumptions used by the board of directors to value the Registrant’s assets and liabilities:

Real Estate Properties: As described above, the Registrant engaged Cushman & Wakefield to provide an appraisal of its portfolio of 91 wholly-owned self storage properties as of December 31, 2011. Cushman & Wakefield’s opinion of value assumes the individual properties would be sold as part of a large multi-property self storage portfolio. The appraisal was not intended to estimate or calculate enterprise value for the Registrant. In preparing its appraisal, Cushman & Wakefield, among other things:

1.	Analyzed and reviewed financial statements, annualized where necessary.

2.	Researched the national trends in the self storage market.

3.	Utilized the Income Capitalization Approach, described in more detail below, to develop a portfolio market value “as-is”.

4.	Presented its findings in a Summary Appraisal Report.

5.	Implemented its internal Quality Control Oversight Program, described in more detail below.

Cushman & Wakefield has an internal Quality Control Oversight Program. This Program mandates a “second read” of all appraisals. Assignments prepared and signed solely by designated members (MAIs) are read by another MAI who is not participating in the assignment. Assignments prepared, in whole or in part, by non-designated appraisers require MAI participation, Quality Control Oversight, and signature. For this assignment, Quality Control Oversight was provided.

As described above, Cushman & Wakefield utilized the Income Capitalization Approach, which is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The two most common methods of converting net income into value are direct capitalization and discounted cash flow. In the direct capitalization method, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return). Cushman & Wakefield utilized the discounted cash flow method to determine the “as-is” value.

Cushman & Wakefield estimated the value of the Registrant’s real estate portfolio by using a 10-year discounted cash flow analysis. Cushman & Wakefield calculated the value of the Registrant’s real estate portfolio using cash flow estimates provided by the Advisor, terminal capitalization rates and discount rates that fall within ranges Cushman & Wakefield believes would be used by similar investors to value the properties the Registrant owns. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for market specific information and national trends in self storage. The resulting capitalization rates were compared to historical average capitalization rate ranges that were obtained from third-party service providers. As a test of reasonableness, Cushman & Wakefield compared the metrics of the valuation of the Registrant’s portfolio to current market activity of self storage portfolios. Finally, due to the impact of financing in the current market, Cushman & Wakefield performed a leveraged analysis that is typical of the viewpoint of a portfolio buyer.

From inception through December 31, 2011, the Registrant had acquired 91 wholly-owned self storage properties for approximately $522 million, exclusive of acquisition fees and expenses. As of December 31, 2011, the estimated “as-is” value of the Registrant’s real estate portfolio using the valuation method described above was approximately $663 million. This represents a 27% increase in the value of the portfolio. The following summarizes the key assumptions that were used by Cushman & Wakefield in the discounted cash flow models to estimate the value of the Registrant’s real estate portfolio:

Terminal capitalization rate	7.0%
Discount rate	10.0%
Annual market rent growth rate	3.25%
Annual expense growth rate	3.0%
Holding Period	10 years

Cushman & Wakefield utilized the above terminal capitalization rate of 7.0% and discount rate of 10.0% in calculating the “as-is” value of the Registrant’s real estate portfolio and did not use a range or weighted average for these rates in the calculation. While the Registrant believes that Cushman & Wakefield’s assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged, a decrease in the terminal capitalization rate of 25 basis points would increase the Registrant’s real estate value to approximately $674 million and an increase in the terminal capitalization rate of 25 basis points would decrease the Registrant’s real estate value to approximately $652 million. Similarly, a decrease in the discount rate of 25 basis points would increase the Registrant’s real estate value to approximately $677 million and an increase in the discount rate of 25 basis points would decrease the Registrant’s real estate value to approximately $649 million.

Land/Properties Under Development: The above “as-is” appraisal of the Registrant’s portfolio of 91 wholly-owned self storage properties was based on income-generating properties owned by the Registrant and, accordingly, did not assign any value to the following real estate properties owned by the Registrant:

—	a 3.6 acre tract of vacant land located in Ladera Ranch, California, which was acquired in connection with the Ladera Ranch property for a purchase price of approximately $3.9 million;

—

an industrial building located in Mississauga, Ontario, Canada that is being converted into an 800-unit, 101,000 square foot self storage facility, which was purchased in March 2011 for approximately $5.7 million and for which an additional approximately $3.8 million in construction costs were capitalized as of December 31, 2011;

—

a 6.6 acre tract of land located in Brampton, Ontario, Canada that is being developed into a 930-unit, 108,800 square foot self storage facility, which was purchased in September 2011 for approximately $5.1 million and for which an additional approximately $0.4 million in construction costs were capitalized as of December 31, 2011.

The estimated values of these real estate assets are equal to the purchase price of such assets plus additional invested funds through December 31, 2011 at year end conversion rates.

Investments in Unconsolidated Joint Ventures:  The estimated values of the Registrant’s investments in its unconsolidated joint ventures were calculated utilizing the direct capitalization approach or book value (estimated to equate to market value). For those investments calculated using the direct capitalization method, the Advisor used forecasted 2012 net operating income for each investment and divided each such figure by a 7.0% capitalization rate for self storage investments and 6.5% for the one single tenant net lease investment.

Mortgage Debt:  The estimated value of the Registrant’s aggregate mortgage debt was equal to the U.S. generally accepted accounting principles (“GAAP”) fair value as of December 31, 2011. The value of the Registrant’s aggregate mortgage debt was determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, and on the Advisor’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral. Market interest rates applied in the Advisor’s analysis of the mortgage debt were based on data provided by Holliday Fenoglio Fowler, L.P., an independent third party.

As of December 31, 2011, the fair value and carrying value of the Registrant’s mortgage debt (excluding consolidated minority interest investments) were approximately $324 million and $320 million, respectively. The Registrant used discount rates ranging from 3.25% to 7.28% in determining the fair value of its mortgage debt. Assuming all factors remain unchanged, a decrease in each of the discount rates of 25 basis points would increase the fair value of the Registrant’s mortgage debt to approximately $326 million and an increase in each of the discount rates of 25 basis points would decrease the fair value of the Registrant’s mortgage debt to approximately $322 million.

Other Assets and Liabilities:  The carrying values of the majority of the Registrant’s other assets and liabilities were considered to equal their book value.

Limitations of Estimated Value Per Share

FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodology considered by the Registrant’s board of directors is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. The estimated value per share does not represent the fair value of the Registrant’s assets less its liabilities according to GAAP nor does it represent a liquidation value of the Registrant’s assets and liabilities or the amount at which the Registrant’s shares of common stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Registrant can give no assurance that:

—	a stockholder would be able to resell his or her shares at this estimated value;

—

a stockholder would ultimately realize distributions per share equal to the Registrant’s estimated value per share upon liquidation of the Registrant’s assets and settlement of its liabilities or a sale of the Registrant;

—	the Registrant’s shares of common stock would trade at the estimated value per share on a national securities exchange;

—	an independent third-party appraiser or other third-party valuation firm would agree with the Registrant’s estimated value per share; or

—	the methodology used to estimate the Registrant’s value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Further, the estimated value per share is based on the estimated value of the Registrant’s assets less the estimated value of the Registrant’s liabilities divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of December 31, 2011. The estimated net asset value per share was based upon 35,147,104 shares of equity interests outstanding as of December 31, 2011, which was comprised of (i) 35,020,561 outstanding shares of the Registrant’s common stock, plus (ii) 209,795 outstanding limited partnership units issued by the Registrant’s operating partnership, Strategic Storage Operating Partnership, L.P., which units are exchangeable on a one-for-one basis into shares of common stock, plus (iii) 8,750 shares of unvested restricted common stock issued to the Registrant’s independent directors which shares vest ratably over time, and less (iv) 92,002 shares of common stock related to redemption requests reflected as a liability on the balance sheet as of December 31, 2011 and redeemed subsequent thereto.

The value of the Registrant’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets, and in response to the real estate and finance markets. The Registrant currently expects to update the estimated value per share within the next two years.

Determination of Offering Price

Effective June 1, 2012, the offering price of the Registrant’s shares of common stock will increase from the current $10.00 per share to $10.79 per share. In light of the above-described net asset value calculation, the Registrant’s board of directors determined that it was appropriate to increase the per share offering price for new purchases of the Registrant’s shares. This determination by the board of directors is subjective and was primarily based on (i) the estimated net asset value per share of the Registrant, (ii) the commissions and dealer manager fees payable in connection with the offering of the Registrant’s shares, (iii) the Registrant’s historical and anticipated results of operations and financial condition, (iv) the Registrant’s current and anticipated distribution payments, (v) the Registrant’s current and anticipated capital and debt structure, and (vi) the Advisor’s recommendations and assessment of the Registrant’s prospects and continued execution of the Registrant’s investment and operating strategies.

The $10.79 offering price per share may not be indicative of the price stockholders would receive if they sold the shares, the shares were actively traded on a national securities exchange or the Registrant liquidated its assets and distributed the net proceeds. The board of directors may, in its discretion from time to time, further change the offering price per share and, accordingly, the number of shares being offered in the Registrant’s current offering. In such event, the Registrant expects that the board of directors would consider, among others, the factors described above.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1        Letter to Stockholders dated April 3, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST, INC.

Date: April 3, 2012	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer